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                       CODE OF BUSINESS CONDUCT AND ETHICS

OUR COMMITMENT TO ETHICAL CONDUCT

Stewart Enterprises, Inc. is committed to maintaining high ethical standards that are essential to our continued success. Our policy, as expressed in this Code of Business Conduct and Ethics, is to operate our businesses with integrity and to comply with all laws applicable to our business. Our Company is owned by its stockholders. They expect and require all directors, officers and employees, by virtue of their association or employment with the Company, to adhere to the highest standards of integrity and to comply with all laws. We expect compliance with this Code by each director, officer and employee of the Company.

This Code explains the basic principles of business conduct and ethics for our Company. No code or policy can anticipate every situation a director, officer or employee might confront. Accordingly, this Code is intended to serve as a source of guiding principles for directors, officers and employees, who are expected to apply them to their day-to-day activities and seek advice whenever they are unsure about a particular situation.

The purpose of this Code is to enhance the awareness of all personnel of our commitment to integrity, to deter any wrongdoing and to promote the following objectives, which are key to the success of our Company:

         o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

         o Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code, of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

         o Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and other public communications made by the Company.

         o Compliance with applicable governmental laws, rules and regulations.

         o The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code.

         o        Accountability for adherence to the Code.

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EMPLOYEE RESPONSIBILITIES: INTERPRETATION, COMPLIANCE AND REPORTING

Employees should address questions concerning the application of laws, this Code or any other Company policy, and should report violations of any law, this Code or any other Company policy, as set forth below:

         o First, an employee should direct questions or report violations to his or her supervisor or manager.

         o If an employee believes his or her questions or concerns have not been addressed satisfactorily by the supervisor or manager, or if an employee is uncomfortable discussing questions or concerns with or reporting violations to the supervisor or manager, the matter should be addressed with the next level of management, a senior manager, the Division President, a Human Resources representative or by calling the Employee Hotline at 1-800-401-2119. You do not have to identify yourself when calling the Employee Hotline, but you should provide enough information so that a reasonable inquiry can be conducted. All calls to the Employee Hotline will be handled on a confidential basis.

         o Calls to the Employee Hotline regarding accounting, internal accounting controls or auditing matters will be handled by senior members of the Company's Internal Audit Department. If you are uncomfortable with this arrangement and would rather register a complaint directly with the Audit Committee of the Board of Directors regarding accounting, internal accounting controls or auditing matters, or if you wish to deliver an anonymous submission of concerns regarding questionable accounting or auditing matters, you can call counsel to the Audit Committee, Mr. L. R. McMillan, II (504-582-8188), who has been instructed by the Audit Committee to maintain the confidentiality of anyone who calls him.

Each employee must be alert and sensitive to situations that could result in illegal, unethical or otherwise improper actions, either by him or herself or other employees. Also, employees should be aware that failure to comply with the provisions outlined in this Code may result in disciplinary action, up to and including termination of employment, and in the case of an illegal act, referral for criminal prosecution. No violation of this Code, any other Company policy, or any law will be justified by a claim that it was ordered by someone in higher authority. No one, regardless of his or her position, is authorized to direct an employee to commit an illegal act.

If any employee observes or becomes aware of a possible violation of this Code, any other Company policy, or any law, the employee is obligated to report the matter as directed above. Reporting a known or suspected violation should not be considered an act of disloyalty, but an action that shows a sense of responsibility that will help safeguard the reputation of the Company and its employees. Failure to report a known

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violation may result in disciplinary action, up to and including termination of employment.

Should it be discovered that an employee has been arrested for suspected criminal conduct, either on or off the job, the Company may conduct an independent review of the available facts and determine whether disciplinary or employment action is warranted.

DIRECTOR AND OFFICER RESPONSIBILITIES: INTERPRETATION, COMPLIANCE AND REPORTING

The Company's directors and officers are expected to comply with this Code, other applicable Company policies, and all laws. They are also expected to promote ethical behavior by (1) encouraging employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (2) encouraging employees to report violations of laws, this Code, or any other Company policy to appropriate personnel; and
(3) reminding employees that the Company will not permit retaliation for reports made in good faith.

Company directors and officers who become aware of violations of law, this Code or any other Company policy are expected to stop the violations and, if necessary, conduct an investigation with assistance of Company counsel if appropriate.

A failure of any director or officer to comply with any law, this Code, or any other applicable Company policy may result in disciplinary action, removal or dismissal, and, if warranted, legal proceedings.

PROTECTION FOR PERSONS REPORTING QUESTIONABLE BEHAVIOR

All directors, officers and employees are required to cooperate fully in any internal investigation. If an employee discovers the need to report a suspected violation of law, this Code, or any Company policy, that employee will not be disciplined for (1) making a report of a violation or suspected violation in good faith and on the basis of a reasonable belief that a violation has occurred or will occur or (2) assisting with any ensuing investigation. To the extent permissible, the Company will endeavor to keep confidential the identity of anyone reporting possible violations.

CONFLICTS OF INTEREST

Actual and Apparent Conflicts of Interest

This Code requires directors, officers and employees to avoid any situation that would create a conflict between their own interests and the interests of the Company. Personal interest that causes a conflict may extend to a family member, friend, or other associate of a director, officer or employee, rather than directly to those persons. All persons subject to this Code should avoid situations that would reasonably appear to adversely affect the independence and objectivity of their judgment, or interfere with the timely and effective performance of their duties and responsibilities. Director, officer and employee

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actions should be based primarily upon what is in the best interests of the
Company, rather than upon personal considerations or relationships.

It is not possible to describe every conflict of interest. Some of the more common conflict circumstances are set forth below. Questions about possible conflicts of interest should be discussed as set forth in this Code.

     o Gifts, entertainment and payments - The undisclosed acceptance of gifts, entertainment, money or anything else of value from outsiders, which may influence the performance of duties, should be avoided at all times. Notwithstanding the foregoing, employees may accept without disclosure nominal gifts (valued at less than $250), which are gifts of token value or gifts used for advertising or promotion, as long as they are customarily given in the regular course of business. In addition, employees may accept ordinary business entertainment without disclosure if it is reasonable in the context of the business and it is either associated with a necessary business meeting or it advances the Company's business interests. In all cases, the acceptance of gifts valued at $250 or greater or the acceptance of extraordinary business entertainment must be disclosed to and approved by:

                       Recipient                              Required Approval
          --------------------------------------   -------------------------------------
          Company Employee .....................   Regional COO, Division CFO, Corporate
                                                   Vice President, or Division President

          Regional COO or Division CFO .........   Division President

          Senior Sales Executive ...............   Division President

          Corporate Vice President .............   Company Chief Financial Officer

          Division President ...................   Company Chief Operating Officer

          Chief Financial Officer or Company
          Chief Operating Officer ..............   Chief Executive Officer

          Chief Executive Officer ..............   Chairman of the Audit Committee

          Under no circumstances (except for tipping, as described below) is the acceptance of money from third parties permitted. This includes cash equivalents such as checks, money orders, securities or other items that may be readily converted to cash. An employee who is offered money should report the offer immediately to his or her supervisor.

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          In regard to tipping, no employee may solicit or accept any gratuity, tip or money of any amount. Generally, when offered an unsolicited tip, employees should politely decline by saying, "I'm here to serve your family, and appreciate your offer, but nothing additional is required." If and only if the prevailing cultural norms provide for tipping of employees and it would be insulting to refuse such tips, then these tips may be accepted on behalf of the entire firm, with the knowledge of local management. Such tips should be combined and used for the benefit of all the location's staff, not individual employees.

     o Preferential treatment in providing services - It is a conflict of interest to favor the interests of certain customers, suppliers or fellow employees over those of similarly situated individuals or companies. Of course, extra effort to provide superior service for all customers is encouraged, as long as those efforts fall within standard Company procedures. Examples of conflicts involving preferential treatment include handling business transactions of family members, being personally involved in a business deal or providing special treatment because of a personal relationship. We expect all transactions with Company stakeholders to be at "arms length" and to have no appearance of undue favoritism or impropriety.

     o Purchase and sale of Company assets - Employees may purchase equipment or vehicles from the Company only with the prior written consent of the Company's Chief Operating Officer or Chief Financial Officer.

Avoidance of Conflicts of Interest: Disclosure of Material Transactions or Relationships that Could be Expected to Give Rise to Conflicts of Interest

Each director, officer and employee is responsible for recognizing situations in which a conflict of interest is present or might arise and for taking appropriate action to eliminate or prevent such conflict, including disclosing any material transaction or relationship that reasonably could be expected to give rise to such conflict, to their immediate supervisor, a senior manager, a Division President, a Human Resources representative or, in the case of directors and officers, to the Audit Committee of the Board of Directors.

In some instances conflict of interest situations may be permitted if disclosed to and approved in writing by, (1) in the case of an employee, a Regional Chief Operating Officer, a Senior Sales Executive or a Corporate Vice President or (2) in the case of a director or officer, the Audit Committee of the Board of Directors.

CUSTOMER RELATIONS

An employee should never knowingly misrepresent any product or service of the Company. Employees should always exhibit the highest possible ethical and professional standards when dealing with our customers.

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PROPERTY RIGHTS OF OTHERS

Copyright infringement - Copyright laws prohibit the unauthorized duplication of computer software and other published works. Copyrighted materials should not be reproduced for personal or Company use without verifying that duplication is permissible. Unauthorized copying of computer software, video, written, photographic or audio material subject to copyright protection could result in claims of copyright infringement. Utmost care should be taken to avoid the unauthorized reproduction of any copyrighted materials.

Intellectual property - In the conduct of business, the Company has occasion to receive and use proprietary information of others. This information can be used only in accordance with the agreements under which it has been received. Employees should not engage in unauthorized copying, revealing or using the intellectual property of a former employer or a competitor in connection with employment, including competitor information such as customer lists or operational data.

INVOLVEMENT IN POLITICS, OUTSIDE ACTIVITIES AND THE COMMUNITY

Political activities - The Company may choose to make contributions to political candidates or political parties if permitted by applicable laws. Employees may not make any contribution on behalf of the Company or use the Company's name, funds, property or services for support of political parties or candidates unless the contribution is permitted by law and specifically authorized in writing by the Company. Employees are encouraged to participate in the political process by voting and otherwise being involved in political activity. However, employees engaging in political activity will do so as private citizens and not as representatives of the Company. An employee's personal political affiliations, involvement or contributions will not influence the employee's compensation, job security or opportunities for advancement. Under no circumstances will any employee be reimbursed by the Company for personal political contributions.

Outside activities - Employees are expected to give their work the attention necessary for quality performance. Any outside business interest, including other employment, is not permitted if it is in direct competition with Company business, interferes with the timely and effective performance of job duties, creates a conflict of interest or prevents devotion of full time (or, in the case of part-time employees, their full part-time commitment) and energy to the job when at work. Employees may not solicit other employees or distribute literature of any sort during work time or in work areas.

Community activities - Employees are encouraged to be involved in volunteer activities and organizations that improve or help their communities according to the following criteria:

     o    The involvement must be undertaken in accordance with applicable laws;

     o The involvement must not interfere with an employee's ability to do his or her job with the Company;

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     o    The involvement must be such that the employee does not appear to represent or make decisions on behalf of the Company; and

     o The involvement must not create a conflict of interest or other problem related to employment.

USE AND PROTECTION OF COMPANY ASSETS

Protection of Company property is vital to our business. It is the responsibility of every employee to protect these assets from loss, damage, misuse or theft.

Company property includes tangible assets such as buildings, equipment, vehicles, customer contracts and payments, and office supplies, as well as intangible assets such as software and other intellectual property rights, business concepts and strategies, employee time, financial data and other information about the Company.

Directors, officers and employees are prohibited from taking for themselves business or corporate opportunities that are discovered through the use of Company property or information or through the individual's position, provided, however, if the Company's disinterested directors or an appropriate committee of the Board of Directors determines in writing that the Company will not pursue an opportunity that relates to the Company's business, a director, officer or employee may do so.

The Company considers all data and communications transmitted or received by or contained in the Company's electronic or telephonic equipment and systems or maintained in written form to be Company property. Employees and other users of the equipment or systems should have no expectation of privacy with respect to those data and communications.

Company property should be used for the benefit of the Company and not for personal gain.

COMPANY RECORDS AND FINANCIAL STATEMENTS - ACCURACY, ACCOUNTING, ACCOUNTING PRACTICES

The integrity of the Company's financial reporting is of the utmost importance. All transactions must be accurately reflected in the Company's books and records in accordance with generally accepted accounting principles and in compliance with all laws and Company policies regarding the maintenance of accounts and records. All financial data should be prepared promptly, carefully, and honestly and treated with discretion.

Management will establish and maintain internal standards and a system of internal accounting controls designed to provide that transactions are recorded accurately and honestly.

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Falsifying or altering records or reports or knowingly approving false or altered records or reports is prohibited.

Records should always be retained or destroyed according to the Company's records retention procedures.

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE IN (1) REPORTS AND DOCUMENTS THAT THE COMPANY FILES WITH, OR SUBMITS TO, THE SECURITIES AND EXCHANGE COMMISSION AND (2) OTHER PUBLIC COMMUNICATIONS MADE BY THE COMPANY

Filings Submitted to the Securities and Exchange Commission

The Company's Disclosure Committee has adopted a set of written Disclosure Controls and Procedures designed to enhance the accuracy and completeness of the Company's SEC filings. All officers and employees involved with the preparation of the Company's SEC filings are expected to comply fully with the Company's Disclosure Controls and Procedures.

Other Public Communications

No director, officer or employee shall make statements or provide any information to the press, financial analysts, or any public forum about the Company and its business prospects unless they have specific authorization to do so. The potential legal risks from inaccurate statements include claims of false advertising, misrepresentation, breach of contract, securities fraud or antitrust violations.

In order to ensure that communications to the public about the Company are accurate and widely disseminated to all investors, directors, unauthorized officers and employees may not communicate any material nonpublic information about the Company outside of the Company. Only the Company's President and Chief Executive Officer, Chief Financial Officer and Vice President of Investor Relations, or employees specifically authorized by them, are authorized to speak with financial analysts or securities professionals. If an employee or director receives an inquiry from a journalist or financial analyst, he or she should refer it to the Investor Relations Department or the Corporate Communications Department, as appropriate.

CONFIDENTIALITY

It is a conflict of interest for a director, officer or employee, during or subsequent to association or employment with the Company and without proper authority, to give or make available to anyone, or use for his or her own benefit, information of a confidential nature derived from association or employment with the Company. Directors, officers and employees may not use their positions with the Company for outside gain or benefit, nor may they use confidential information in any outside activity or employment.

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Directors, officers and employees of the Company are expected not to divulge confidential information about the Company's business or customers and are expected to use confidential information only in the performance of their duties.

Examples of confidential information include, but are not limited to, financial earnings results before they are released to the public, pending negotiations regarding financing or the acquisition or sale of businesses, and attorney-client communications. For more information, refer to the Company policy on Trading of Company Securities and Handling of Non-Public Information.

INSIDER INFORMATION

Many directors, officers and employees may learn of or have access to proprietary information about the Company that is not generally known to the public and if disclosed could affect the market value of Company stock or that of other companies. This information could include trade secrets, business plans, marketing and sales programs, audits, dividend policy, earnings or other confidential or proprietary information that could financially affect the Company. This is known as "insider information" and must be held in the strictest confidence.

Disclosing "insider information" is a violation of federal law. Any director, officer or employee participating in such activities may be subject to civil or criminal penalties. For more information, refer to the Company policy on Trading of Company Securities and Handling of Non-Public Information.

NONDISCRIMINATION

The Company strives to maintain an environment free of discrimination on the basis of race, color, religion, sex (including sexual harassment), national origin, age, disability, veteran status or any other unlawful discrimination.

If an employee believes he or she has been discriminated against or sexually harassed, the procedures outlined in the Company's Workplace Harassment Policy should be followed to report discrimination or harassment.

SAFETY, HEALTH AND THE ENVIRONMENT

The Company is committed to providing a safe and healthy workplace for its employees and for visitors to all facilities. All employees are expected to actively participate in this effort and immediately report any suspected unsafe or unhealthy conditions in the workplace to a manager, safety director or a Human Resources representative.

The Company's policy on Safety and Health is available in the HR Policy Guide.

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ANTITRUST LAWS

Antitrust laws have been developed to encourage healthy competition among businesses by defining what conduct or activities are unacceptable and unlawful. The Company must compete solely on the merits of its products and services and must not engage in any form of unfair competition. Agreements between competitors that unfairly limit competition are a violation of antitrust laws. Oral discussions and informal arrangements may be considered "agreements," so employees should be extremely careful when meeting with competitors, including contacts at trade associations and professional gatherings. When engaged in conversation with competitors, employees must not discuss or listen to a discussion of present or future prices, profit margins or costs, bids or intended bids, terms or conditions of sale, market share, sales territories, distribution practices or other competitive information.

INTERNATIONAL BUSINESS

Employees are expected to obey the laws and respect the customs of countries in which the Company operates and transacts business. If the laws do not address a particular situation or are unclear or conflicting, consult a Regional Chief Operating Officer or Division President for guidance.

GENERAL CONDUCT

Employee conduct should always reflect favorably on the Company. This includes respecting the personal and property rights of others, acting in a courteous and considerate manner with others, representing the Company in the community in a positive and law-abiding manner and complying with the Company's policies and procedures such as:

     o    Taking responsibility for work attendance and performance;

     o Exhibiting courtesy, honesty, integrity and trustworthiness in conduct with other employees and visitors;

     o    Treating others with dignity and respect;

     o    Helping to keep our workplace safe and desirable;

     o Not engaging in or tolerating any form of harassment or discrimination; and

     o    Following the Company's Standards of Conduct and Work Rules.

COMPLIANCE

Each director, officer and employee is required to comply with the Code of Business Conduct and Ethics. Directors, officers and employees have the following responsibilities with regard to the Code's administration:

     o Every supervisor or manager is required to administer and enforce the Code within his or her area of responsibility by:

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     o    Ensuring that each employee reads and reviews a copy of the Code;

     o Ensuring that employees are aware that they may make a good faith report of a violation or suspected violation of the law or the Code without fear of reprisals;

     o Ensuring that any standards and procedures developed for their areas of responsibility comply with the Code; and

     o Reporting any possible violations of the Code, or situations that could result in Code violations or be perceived as Code violations.

o All directors and key officers are required to certify compliance with the Code on an annual basis. Those officers required to certify compliance annually include Regional Chief Operating Officers, Division Chief Financial Officers, Division Presidents, Corporate Vice Presidents, the Chief Financial Officer, the Chief Operating Officer, and the Chief Executive Officer.

o All directors, officers and employees (including supervisors and managers) are responsible for:

     o    Reviewing and familiarizing themselves with the Code;

     o Keeping a copy of the Code or having access to it for personal reference;

     o    Complying with the policies set forth in the Code;

     o Seeking advice and information when uncertain whether particular activities are in compliance with the Code; and

     o Reporting violations of the Code using appropriate channels described in the Code.

REVIEW AND CHANGE OF POLICY

The Human Resources Department has administrative responsibility for monitoring compliance with the Code on the employee level. The Audit Committee of the Company's Board of Directors is responsible for monitoring compliance with the code on the director and officer level. The Internal Audit Department is responsible for conducting a periodic review of the Code and for recommending necessary changes. The Audit Committee of the Company's Board of Directors must approve any changes to the Code.

Any waiver of any requirement of this Code for senior officers or directors may be made only by the Audit Committee of the Company's Board of Directors and all such waivers of or changes in Code provisions must be promptly disclosed to shareholders in accordance with the rules of the Securities and Exchange Commission and the trading markets on which the Company's securities are traded.


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